UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

                          SEC FILE NUMBER: 333-68570
                           CUSIP NUMBER: 232984104

[X]Form 10-K [ ]Form 20-F  [ ] Form 11-K  [ ] Form 10-Q and 10-QSB
[ ]Form N-SAR [ ] Form N-CSR

For Period Ended: September 30, 2008
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and 10-QSB
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

	Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

     Full Name of Registrant

		Cycle Country Accessories Corp.

	Former Name if Applicable

		N/A

       Address of Principal Office (Street and Number)

	1701 38th Avenue West

       City, State and Zip Code

       Spencer, Iowa 51301


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a)		The reasons described in reasonable detail in Part III
of this form could not be eliminated without unreasonable effort or expense.

[X] (b)		The subject annual report, semi-annual report,
transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c)		The accountant's statement or other exhibit required
by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

	Management and the Company's accountants are finalizing their review of the Company's financial statements in order to complete the Company's Form 10-K for the period ended September 30, 2008. It is anticipated that the review of the financial statements will be completed in time for Management to complete preparation and filing of the Form 10-K for the period ended September 30, 2008 within the time allowed by this extension.

       PART IV - OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification.

Jeffrey M. Tetzlaff      (712)                           262-4191
     (Name)           (Area Code)                     (Telephone Number)

(2)	Have all other period reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

	[X] Yes		[ ] No

(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected in the earnings statement to be included in the subject report or portion thereof?

	[ ] Yes		[X] No

	If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

	The Registrant has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                       CYCLE COUNTRY ACCESSORIES CORP.
-------------------------------------------------------------------------------
(Name of registrant as specified in charter)



Dated: December 30, 2008                       By: /s/ Jeffrey M. Tetzlaff
                                                   ----------------------------
                                     			Jeffrey M. Tetzlaff
                                  			Principal Executive
                                                        Officer, President and
                                                        Director